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                                                                     EXHIBIT 2.4

                             UNIT PURCHASE AGREEMENT

     This Unit Purchase Agreement (this "AGREEMENT") is made as of March 30, 2006, by and between Source Interlink Companies, Inc., a Delaware corporation ("BUYER"), and Anderson News, LLC, a Delaware limited liability company ("SELLER").

                                    RECITALS

     Seller is the sole member of Anderson Mid-Atlantic News, LLC, a Delaware limited liability company (the "COMPANY"). Brookvale Holdings, LLC, a Delaware limited liability company, is the sole member of Seller, Anderson Services, LLC, a Delaware limited liability company ("ANDERSON SERVICES"), and Twin Rivers Technology Group, LLC, a Delaware limited liability company.

     Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding membership interests (the "MEMBERSHIP INTERESTS") of the Company for the consideration and on the terms set forth in this Agreement.

     All of the material tangible properties and assets utilized to fulfill the contractual obligations of the Company were owned by Anderson Services immediately prior to the closing of the transactions contemplated by this Agreement and have been conveyed to the Company other than assets located outside the Restricted Territory used to perform the Services (as defined in the Transition Services Agreement). Similarly, all of the employees of Anderson Services utilized to fulfill the contractual obligations of the Company have been terminated by Anderson Services and hired by the Company.

                                    AGREEMENT

     The parties, intending to be legally bound, agree as follows:

     1.   DEFINITIONS

          For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     ACCOUNTS RECEIVABLE - as defined in Section 3.12.

     ADJUSTED CLOSING NET WORTH -the Closing Net Worth as shown on the Closing Balance Sheet, as adjusted upward or downward during the one-year period following the Closing Date to reflect (a) the gross margin on actual returns of Product distributed by the Company as of the close of business on the day immediately preceding the Closing Date which Product is either returnable as of the Closing Date or will be returnable at a time after the Closing Date, in each case to the extent that the reduction in gross margin attributable to such returns exceeds the reserve for gross margin attributable to such returns reflected on the Closing Balance Sheet, provided the Company undertakes to retrieve such returns in the Ordinary Course of Business, (b) the amount, if any, by which the value of the inventory of the Company as of the close of business on the day immediately preceding the Closing Date differs from the value of such

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inventory shown on the Closing Balance Sheet, and (c) the actual assets or the actual liabilities of the Company as of the close of business on the day immediately preceding the Closing Date based on information obtained during the one year period following the Closing Date (as opposed to any estimates or reserves reflected on the Closing Balance Sheet or omissions thereon), it being understood that the Adjusted Closing Net Worth shall not reflect any payments made or to be made or liabilities that arise on account of or related to the consummation of the Contemplated Transactions, such as (i) the execution and delivery of the Transaction Documents, (ii) the capital contribution and corresponding payment of the Intercompany Debt pursuant to Section 2.4(c), (iii) the indebtedness evidenced by the Promissory Note and (iv) the Intercompany Debt. In addition, the Adjusted Closing Net Worth shall not reflect (x) interest claimed to be owed by the Company to Curtis Circulation Company or (y) disputes and unreconciled balances with the National Distributors.

     ADJUSTMENT AMOUNT - as defined in Section 2.5.

     AFFILIATE - with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

     ANDERSON SERVICES - as defined in the Recitals of this Agreement

     APPLICABLE CONTRACT - any Contract to which (a) the Company is a party or is otherwise obligated, or (b) any of the assets owned by the Company are subject.

     APPLICABLE W/C CLAIM - any claim under any worker's compensation policies which covered the Company or its business prior to the Closing Date for an act, omission or occurrence that occurred prior to the Closing which is asserted prior to the expiration of the Survival Period.

     ASSETS - as defined in Section 2.8.

     BASE RATE - as defined in Section 2.5.

     BREACH - a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement, or any instrument delivered pursuant to this Agreement, will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

     BUYER - as defined in the first paragraph of this Agreement.

     BUYER INDEMNIFIED PERSONS - as defined in Section 5.2.

     CASH COLLATERAL - as defined in Section 5.13.

     CLOSING - as defined in Section 2.3.

     CLOSING BALANCE SHEET - as defined in Section 2.6(a).

     CLOSING DATE - the date and time as of which the Closing actually takes place.


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     CLOSING NET WORTH - as defined in Section 2.5.

     CLOSING PAYMENT - as defined in Section 2.2.

     COMPANY - as defined in the Recitals of this Agreement.

     COMPANY GAAP - generally accepted United States accounting principles, applied on a basis consistent with the Company's past practices. By way of illustration, any accounting treatment that is not permissible under generally accepted United States accounting principles shall not be considered Company GAAP irrespective of whether or not such accounting treatment is consistent with the Company's past practices.

     COMPANY PLAN - as defined in Section 3.17.

     CONSENT - any approval, consent, ratification, waiver, or other authorization from any Person other than a Governmental Body.

     CONTEMPLATED TRANSACTIONS - all of the transactions contemplated by this Agreement, including:

          (a) the sale of the Membership Interests by Seller to Buyer;

          (b) the execution and delivery of the Transaction Documents; and

          (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement.

     CONTRACT - any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     COPYRIGHTS - as defined in Section 3.26(a).

     CURRENT CUSTOMER - Any customer of the Company or Chas. Levy Circulating Co., LLC, a Delaware limited liability company, as of January 27, 2006 including those customers of the Company identified on Schedule 3.10(b).

     DAMAGES - as defined in Section 5.2.

     DESIGNATED ASSETS - as defined in Section 5.13.

     DISCLOSURE LETTER - the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

     ENCUMBRANCE - any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.


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     ENVIRONMENT - soil, land surface or subsurface strata, sediments, surface waters (including without limitation navigable waters, streams, ponds, drainage basins, and wetlands), groundwaters, ambient air (including indoor air) and plant and animal life.

     ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES - any cost, damages, expense, liability or legal obligation arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

          (a) fines, penalties, judgments, awards, settlements, orders, legal or administrative proceedings, notices, requests for information, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

          (b) responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("CLEANUP") required by applicable Environmental Law or Occupational Safety and Health Law, to the extent such Cleanup has been required or requested, or such responsibility has been noticed or inquired into, by any Governmental Body or third party, and for any natural resource damages;

          (c) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law; or

          (d) the presence of contamination on, under or above, or that has migrated onto any property adjacent to, any property currently or formerly owned or operated by Seller or the Company.

     The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended through the date hereof ("CERCLA").

     ENVIRONMENTAL LAW - any existing Legal Requirement that relates to (i) pollution, contamination, Cleanup or protection of the Environment; (ii) the manufacture, process, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or (iii) any Release, discharge, disposal or Threat of Release of Hazardous Materials.

     ERISA - the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     EXISTING EMPLOYEE - each individual identified on Schedule 3.24 of the Disclosure Letter.

     FACILITIES - any real property leaseholds, or other real property interests currently owned by the Company and any buildings, plants or structures currently owned or operated by the Company.

     FIXED ASSET LIST - as defined in Section 3.6(b).


                                       -4-

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     GOVERNMENTAL AUTHORIZATION - any approval, consent, license, permit, registration, waiver, or other authorization issued, granted, given, or otherwise required by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     GOVERNMENTAL BODY - any:

          (a) nation, state, county, city, town, township, borough, home rule municipality, village, district, or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (d) multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     HAZARDOUS ACTIVITY - the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, disposal, discharge, emission, transfer, transportation, treatment, or use of Hazardous Materials in, on, under or from the Facilities.

     HAZARDOUS MATERIALS - any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, or the generation, use, processing, treatment, storage, release, transport or disposal of which is regulated by any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     INCOME TAX - (i) federal, state, local or foreign income taxes or other taxes measured by income or net worth, together with any interest, penalties or additions to tax imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Income Taxes described in clause
(i) above.

     INCOME TAX RETURN --any return (including any information return), report, declaration, document, filing, statement, schedule, notice, form, or other document or information (whether consolidated, combined or otherwise), including any schedule, attachment or amendment thereto, that relates to any Income Taxes and that is filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Income Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Income Tax.

     INDEPENDENT ACCOUNTANTS - as defined in Section 2.6(c).


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     INTELLECTUAL PROPERTY ASSETS - as defined in Section 3.26.

     INTERCOMPANY DEBT - as defined in Section 2.4(c).

     IRC - the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     IRS - the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     KNOWLEDGE - an individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) such individual would reasonably be expected to be aware of such fact or other matter in the ordinary course of performing his or her duties for the benefit of a Person. "Knowledge" of Seller or the Company means the Knowledge of Charles C. Anderson, Jr., Frank Stockard, Jay Maier, John Campbell, Dave Watson and Don Pennington only.

     LEGAL REQUIREMENT - any federal, state, local, municipal, foreign, international, multinational, or other administrative or judicial order, constitution, law, ordinance, principle of common law, rule, regulation, guidance, statute, or treaty.

     LICENSE AGREEMENT - as defined in Section 2.4(a)(iii).

     MARKS - as defined in Section 3.26(a).

     MATERIAL ADVERSE EFFECT - any material adverse change in the business, operations, properties, assets, condition or prospects of the Company, taken as a whole, other than (a) general economic conditions, (b) conditions which affect the magazine distribution industry generally (and are not specific to the Company) and (c) the announcement or consummation of the Contemplated Transactions.

     MATERIAL APPLICABLE CONTRACT - any Applicable Contract listed or required to be listed on Schedule 3.21(a) of the Disclosure Letter, including any Applicable Contract which would have been required to be listed on Schedule 3.21(a) of the Disclosure Letter but for the fact that it is listed on another Schedule of the Disclosure Letter.

     MEMBERSHIP INTERESTS - as defined in the Recitals of this Agreement.

     NATIONAL DISTRIBUTORS - Time Warner Retail Sales and Marketing, Inc., Curtis Circulation Company, COMAG Marketing Group, LLC and Kable Distribution Services, Inc.

     NET WORTH - at any time, (a) the total assets of the Company which would be shown as assets on a balance sheet of the Company as of such time, minus (b) the total liabilities of the Company which would be shown as liabilities on a balance sheet of the Company as of such time, in each case determined in accordance with Company GAAP.

     NET WORTH CALCULATION - as defined in Section 2.6(a).


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     NET WORTH GAP - as defined in Section 5.6.

     OCCUPATIONAL SAFETY AND HEALTH LAW - any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

     ORDER - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

     ORDINARY COURSE OF BUSINESS - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     ORGANIZATIONAL DOCUMENTS - (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and the operating agreement or like agreement of a limited liability company, (c) the partnership agreement and any statement of partnership of a general partnership;
(d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

     PATENTS - as defined in Section 3.26(a).

     PERMITTED ENCUMBRANCES - (a) statutory liens for current taxes or assessments not yet due or payable, (b) Encumbrances in favor of lessors of capital equipment, (c) mechanics' liens or other Encumbrances arising in the ordinary course of business which are immaterial to the value, financial condition or operations of the Company, and (d) Encumbrances identified on
Schedule 3.6(b) of the Disclosure Letter.

     PERSON - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     PLAN - as defined in Section 3.17.

     POST-CLOSING TAX PERIODS - any taxable periods beginning after the Closing Date.

     PRE-CLOSING TAX PERIODS - any taxable period ending on or before the Closing Date.


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     PRELIMINARY CLOSING BALANCE SHEET - as defined in Section 3.4.

     PROCEEDING - any action, arbitration, audit, hearing, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before any Governmental Body or arbitrator.

     PRODUCTS - the magazines, periodicals, books and similar print products (including all issues and editions thereof) distributed by the Company in the Ordinary Course of Business.

     PROPRIETARY RIGHTS AGREEMENT - as defined in Section 3.24(c).

     PURCHASE PRICE - as defined in Section 2.2.

     RELATED PERSON - with respect to a particular individual:

          (a) each other member of such individual's Family;

          (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

          (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

          (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

          (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

          (b) any Person that holds a Material Interest in such specified
     Person;

          (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

          (d) any Person in which such specified Person holds a Material
     Interest;

          (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

          (f) any Related Person of any individual described in clause (b) or
     (c).

For purposes of this definition, (a) the "FAMILY" of an individual includes (i) the individual, (ii) the individual's spouse or domestic partner, and (iii) any other natural person who is a parent or child of the individual or the individual's spouse, and (b) "MATERIAL INTEREST" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of

1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

     RELEASE - any spilling, leaking, emitting, discharging, depositing, escaping, leaching, migrating, dumping, or other releasing into the Environment.

     RELEASED PARTY - as defined in Section 9.

     RELEASOR - as defined in Section 9.

     REPRESENTATIVE - with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     RESTRICTED TERRITORY - the territories highlighted with shading on Exhibit
A.

     RESTRICTION PERIOD - as defined in Section 6.1(a).

     RELEASED PARTY - as defined in Section 9.

     RELEASOR - as defined in Section 9.

     RIGHTS IN MASK WORKS - as defined in Section 3.26(a).

     SALES -the aggregate dollar amount of invoices issued to the Company's Current Customers during the 52-week period ended January 27, 2006 minus all rebates, allowances, incentives, discounts, credits (including credits for returned Product), adjustments and other payments made by the Company to its Current Customers during that period other than the payments specifically identified on Schedule 3.10(a).

     SALE ELECTION - as defined in Section 5.13.

     SECURITIES ACT - the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     SELLER - as defined in the first paragraph of this Agreement.

     SELLER INDEMNIFIED PERSONS - as defined in Section 5.4.

     SUBSIDIARY - with respect to any Person (the "OWNER"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

     SURVIVAL PERIOD - as defined in Section 5.5.

     TAXES - (a) any and all Income Taxes and all other taxes, including, without limitation, income, gross receipts, excise, tariff, value-added, net worth, duties, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment, real or personal property, real estate transfer taxes, or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, (regardless of whether they are computed on a separate, consolidated, unitary, combined or any other basis) together with all interest, penalties, deficiencies and additions imposed with respect to such amounts, (b) any liability for the payment of any amount described in section (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and (c) any obligations under any agreements or arrangements with any other Person with respect to amounts described in sections (a) and (b) of this definition (including any liability for such amounts of a predecessor entity).

     TAX RETURN - any return (including any information return), report, declaration, document, filing, statement, schedule, notice, form, or other document or information (whether consolidated, combined or otherwise) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     THREAT OF RELEASE - a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

     THREATENED - a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     TRADE SECRETS - as defined in Section 3.26(a).

     TRANSACTION DOCUMENTS - the agreements, documents and instruments identified in Section 2.4.

     TRANSITION SERVICES AGREEMENT - as defined in Section 2.4(a)(ii).

2.   SALE AND TRANSFER OF MEMBERSHIP INTERESTS; CLOSING

     2.1. Membership Interests.

     Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Membership Interests to Buyer, and Buyer will purchase the Membership Interests from Seller.

     2.2. Purchase Price.

     The purchase price for the Membership Interests will be $4.0 million, as reduced by the Adjustment Amount, if any (such amount, as it may be reduced, being called the "PURCHASE PRICE"). Buyer shall pay the Purchase Price, at the Closing by wire transfer of immediately available funds (the "CLOSING PAYMENT"). The Adjustment Amount, if any, shall be paid to Buyer in accordance with Section 2.5.

     2.3. Closing.

     The parties intend that the purchase and sale of the Membership Interests provided for in this Agreement (the "CLOSING") will take place simultaneously with the execution and delivery of this Agreement at the offices of Buyer at 27500 Riverview Center Boulevard, Suite 400, Bonita Springs, FL 34134, on the date hereof. Accordingly, all references herein to the Closing shall mean and include the closing of the Contemplated Transactions on the date hereof. The Closing shall be effective as of the open of business on the Closing Date.

     2.4. Closing Deliveries.

     At the Closing:

          (a) Seller will deliver to Buyer:

               (i) instruments of transfer, duly signed by Seller, conveying the Membership Interests to Buyer;

               (ii) a Transition Services Agreement in the form of Exhibit 2.4(a)(ii) (the "TRANSITION SERVICES AGREEMENT"), duly executed by Seller;

               (iii) a License Agreement in the form of Exhibit 2.4(a)(iii) (the "LICENSE AGREEMENT"), duly executed by Seller.

               (iv) evidence satisfactory to Buyer that all pledges of the Membership Interests have been released and satisfied in full;

               (v) evidence satisfactory to Buyer that except for Permitted Encumbrances any and all Encumbrances on any of the Assets have been released and satisfied in full;

               (vi) evidence satisfactory to Buyer that all of the material tangible properties and assets owned by Anderson Services that are used in the Company's business, including the properties and assets identified on the Fixed Asset List, have been transferred to the Company; and

               (vii) a certificate of Seller's Secretary dated the Closing Date and certifying (A) that correct and complete copies of its certificate of organization and operating agreement are attached thereto, (B) that correct and complete copies of each resolution of its managers approving this Agreement and the other Transaction Documents to which it is a party and authorizing the execution hereof and thereof and the consummation of the transactions contemplated hereby and thereby are attached thereto and
          (C) the incumbency and signatures of the officers of Seller authorized to execute and deliver this Agreement and the other Transaction Documents to which Seller is a party on behalf of Seller.

          (b) Buyer will deliver to Seller:

               (i) the Closing Payment by wire transfer to an account specified by Seller;

               (ii) the Transition Services Agreement, duly executed by the Company and guaranteed by Buyer;

               (iii) the License Agreement, duly executed by the Company and guaranteed by Buyer;

               (iv) a Promissory Note in the form of Exhibit 2.4(b)(iv) duly executed by the Company and by Buyer as guarantor (the "PROMISSORY NOTE") in the principal amount of $4,100,000 which shall be secured by a standby letter of credit in the face amount of $2,050,000 to be issued to Seller no later than four (4) business days following the Closing; and

               (v) a certificate of Buyer's Secretary dated the Closing Date and certifying (A) that correct and complete copies of its certificate of incorporation and bylaws are attached thereto, (B) that correct and complete copies of each resolution of its board of directors approving this Agreement and the other Transaction Documents to which it is a party and authorizing the execution hereof and thereof and the consummation of the transactions contemplated hereby and thereby are attached thereto and (C) the incumbency and signatures of the officers of Buyer authorized to execute and deliver this Agreement and the other Transaction Documents to which Buyer is a party on behalf of Buyer.

          (c) Concurrently with the Closing, Buyer shall make a capital contribution to the Company in an amount equal to $9,624,003, which amount shall then be used to satisfy a portion of the Company's outstanding repayment obligations to Seller as of the date hereof as reflected on the books of Seller and the Company (the "INTERCOMPANY DEBT"). The Company shall satisfy the remaining principal amount of the Intercompany Debt by delivery of the Promissory Note Immediately prior to the Closing, the Intercompany Debt equaled $13,724,003.

     2.5. Adjustment Amount and Payment.

     The "ADJUSTMENT AMOUNT" shall be the amount, if any, by which the Net Worth as of the close of business on the day immediately preceding the Closing Date (the "CLOSING NET WORTH") is more negative than negative $16.0 million, as shown on the Closing Balance Sheet prepared in accordance with Section 2.6. In the event the Closing Net Worth is equal to or less negative than negative $16.0 million, the Adjustment Amount shall be zero. The Adjustment Amount shall be paid by Seller to Buyer by wire transfer within three (3) business days after the Closing Balance Sheet becomes binding on the parties pursuant to Section 2.6. Any payment made pursuant to this Section 2.5 shall be made together with interest at an annual rate equal to the Base Rate, accruing from the Closing through the date payment is made, such interest to fluctuate with any announced change in the Base Rate. As used herein, the term "BASE RATE" means the rate of interest announced from time to time within Wells Fargo Bank at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates).

     2.6. Adjustment Procedure.

          (a) Seller shall, with the cooperation of Buyer and the Company, prepare a balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date (the "CLOSING BALANCE SHEET"), it being understood that the Closing Balance Sheet shall not reflect any payments made or to be made or liabilities that arise on account of or related to the consummation of the Contemplated Transactions, such as (i) the execution and delivery of the Transaction Documents, (ii) the capital contribution and corresponding payment of the Intercompany Debt pursuant to
     Section 2.4(c), (iii) the indebtedness evidenced by the Promissory Note and
     (iv) the Intercompany Debt. In addition, the Closing Balance Sheet shall not reflect (x) interest claimed to be owed by the Company to Curtis Circulation Company or (y) disputes and unreconciled balances with the National Distributors. The Closing Balance Sheet shall be prepared in accordance with Company GAAP. The Closing Balance Sheet shall include all year-end adjustments that would be included and made if the Closing Balance Sheet had been prepared at a fiscal year end. Seller shall deliver the Closing Balance Sheet, together with Seller's written calculation of the Closing Net Worth (the "NET WORTH CALCULATION"), to Buyer within ninety
     (90) days following the Closing Date.

          (b) If within thirty (30) days following delivery of the Closing Balance Sheet and the Net Worth Calculation Buyer has not given Seller written notice of its objection as to any amounts set forth on the Closing Balance Sheet or the calculations set forth in the Net Worth Calculation (which notice shall state the general basis of Buyer's objection), then the Closing Balance Sheet and the Net Worth Calculation as prepared by Seller shall be final, binding and conclusive on the parties and used to compute the Adjustment Amount. Seller shall retain, and cause its accountants and other agents to retain, all such work papers and other documentation and information for a period of at least two (2) years from the date the same is created.

          (c) If Buyer duly gives Seller such notice of objection, and if Buyer and Seller fail to resolve the issues outstanding with respect to the Closing Balance Sheet and/or the Net Worth Calculation within thirty (30) days of Seller's receipt of Buyer's objection notice, either Buyer or Seller may elect to submit the issues remaining in dispute to the Atlanta, Georgia office of PricewaterhouseCoopers, LLC, independent public accountants, or if that firm declines such engagement, another independent certified public accounting firm mutually agreed to by the parties, in each case utilizing partners that have not represented and have no relationship with either party (the "INDEPENDENT ACCOUNTANTS"), for resolution applying the principles, policies and practices set forth in Section 2.6(a). If issues are submitted to the Independent Accountants for resolution, then:

               (i) Buyer and Seller shall execute any agreements required by the Independent Accountants to accept their engagement pursuant to this
          Section 2.6(c);

               (ii) Buyer and Seller, each at its own expense, shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its accountants or other agents, and shall be afforded the opportunity to present to the Independent Accountants, with a copy to the other party, any written material relating to the disputed issues;

               (iii) the determination by the Independent Accountants, as set forth in a written notice to be delivered by the Independent Accountants to both Buyer and Seller, shall be final, binding and conclusive on the parties and shall be used by Buyer to prepare the final Closing Balance Sheet and the Net Worth Calculation, which shall become binding on the parties as of the date of the determination notice sent by the Independent Accountants; and

               (iv) Buyer and Seller shall each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination; provided, however, that the engagement agreements referred to in subpart (i) above may require the parties to be bound jointly and severally to the Independent Accountants for those fees and costs, and in the event Buyer or Seller pays to the Independent Accountants any amount in excess of 50% of the fees and costs of their engagement, the other party agrees to reimburse the other, as applicable, to the extent required to equalize the payments made by Buyer and Seller with respect to the fees and costs of the Independent Accountants.

     2.7. Cooperation and Access.

     For purposes of any calculations to be made or statements to be prepared pursuant to this Section 2.7 or any objections to such calculations or statements, , each party shall cooperate with and make available to the other party and its Representatives, without charge, all information, records, data and working papers, as may be reasonably required in connection with the making of such calculations, preparation and analysis of such statements, the resolution of any disputes thereunder. Without limiting the foregoing, (a) Buyer agrees that, for the purposes described above, Seller, promptly following its request therefor, shall, at no cost to Seller, have reasonable access to and the right to utilize such work papers and other documents and information as reasonably requested, and (b) Seller agrees that, for the purposes described above, Buyer, promptly following its request therefor, shall, at no cost to Buyer, have reasonable access to and the right to utilize such work papers and other documents and information as reasonably requested.

     2.8. Allocation.

     Buyer and Seller agree that the Purchase Price shall be allocated among the assets (the "ASSETS") of the Company based on Buyer's reasonable estimate of the relative fair market value of the Assets. The parties shall file an IRS Form 8594 with the IRS reflecting such allocation in accordance with IRC Section 1060. Each of the parties hereto agrees to report the transactions described herein consistently with such allocation for all Tax purposes. Each of the parties shall utilize such allocations for all Tax reporting purposes and shall defend any examination or audit relating thereto in a manner consistent with such allocation. Each party shall update such allocation to reflect any post-Closing adjustments to the Purchase Price.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as set forth in this Agreement or in the Disclosure Letter, Seller represents and warrants to Buyer as follows as of the effective time of the Closing. The following representations and warranties are qualified by the information set forth in this Agreement to the extent it is sufficiently clear from such information that it qualifies the particular representation and warranty. Information in each Schedule of the Disclosure Letter qualifies the representations and warranties to which the Schedule relates (or makes cross-reference), as well as other representations and warranties in this Agreement to the extent it is sufficiently clear from such information that it qualifies such other representations and warranties.

     3.1. Organization and Good Standing.

          (a) Schedule 3.1 of the Disclosure Letter contains a complete and accurate list for the Company of its jurisdiction of formation and other jurisdictions in which it is authorized to do business. Seller owns all of the outstanding Membership Interests. The Company is a business entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign business entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

          (b) Seller has delivered, or has caused to be delivered, to Buyer copies of the Organizational Documents of the Company, as currently in effect.

     3.2. Authority; No Conflict.

          (a) This Agreement and the Contemplated Transactions have been duly authorized by Seller, including all necessary actions of Seller's managers and members. Assuming the due execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies. Upon the execution and delivery by Seller of the Transaction Documents to which Seller is a party, and assuming the due execution and delivery of such Transaction Documents by the other parties thereto, such Transaction Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies. Except as set forth in
     Schedule 3.2 of the Disclosure Letter, Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Transaction Documents to which it will be a party and to perform its obligations under this Agreement and the Transaction Documents to which it will be a party.

          (b) Except as set forth in Schedule 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the members or managers of the Company;

               (ii) to the Knowledge of Seller or the Company, contravene, conflict with, or result in a violation of, any Legal Requirement or any Order to which the Company or Seller, or any of the assets owned or used by the Company, may be subject;

               (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

               (iv) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Taxes;

               (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Applicable Contract; or

               (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

          (c) Except as set forth in Schedule 3.2 of the Disclosure Letter, neither Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3. Capitalization.

          (a) Seller is the record and beneficial owner and holder of all the issued and outstanding limited liability company membership interests of the Company, which constitute the Membership Interests, free and clear of all Encumbrances other than restrictions on disposition contained in any applicable federal or state securities laws. The Membership Interests are uncertificated. All of the outstanding Membership Interests have been duly authorized by the Company's constituent documents and the capital contributions required to be made in exchange therefor have been made. There are no Contracts relating to the issuance, sale, or transfer of any Membership Interests or other securities of the Company. None of the outstanding Membership Interests was issued in violation of the Securities Act or any other applicable Legal Requirement.

          (b) The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

     3.4. Financial Statements.

     The Company's Sales during the fifty-two week period ended January 27, 2006 were $80,563,648. Seller and the Company have provided to Buyer an unaudited pro forma balance sheet of the Company as of February 24, 2006 (the "PRELIMINARY CLOSING BALANCE SHEET"). The Preliminary Closing Balance Sheet was prepared in accordance with GAAP applied on a consistent basis and fairly presents in all material respects the financial position of the Company as of February 24, 2006, except that the Preliminary Closing Balance Sheet does not contain all required footnotes and is subject to normal period-end adjustments none of which would have a Material Adverse Effect. Schedule 3.4 of the Disclosure Letter describes all pro forma adjustments reflected in the Preliminary Closing Balance Sheet.

     3.5. Books and Records.

     The books of account, minute books and other records of the Company, all of which have been made available to Buyer, have been maintained in the Ordinary Course of Business. At the Closing, minute books and other organizational records and originals or copies of books and records will be in the possession of the Company or otherwise made available to Buyer and the Company after the Closing.

     3.6. Title to Properties; Encumbrances.

          (a) The Company does not own any real property. Schedule 3.6(a) of the Disclosure Letter contains a complete and accurate list of all leaseholds or other interests in real property leased by the Company.

          (b) At or prior to the Closing, Seller shall provide to Buyer a written list of the Company's material tangible properties and assets (the "FIXED ASSET List"). To Seller's Knowledge, such list is or will be complete and accurate. The Company, whether by acquisition of title from Anderson Services or otherwise, owns (i) all of the tangible properties and assets reflected on the Fixed Asset List other than tangible property sold, disposed of or consumed since the date of the Fixed Asset List, in the Ordinary Course of Business, and (ii) all of the tangible properties and assets purchased or otherwise acquired by the Company since the date of the Fixed Asset List (except for tangible property acquired and sold, disposed of or consumed since the date of the Fixed Asset List in the Ordinary Course of Business and inventory, supplies, disposables, consumables and other properties and assets purchased or otherwise acquired in the Ordinary Course of Business but not meeting the requirements of Seller's capitalization policies) are listed in Schedule 3.6(b) of the Disclosure Letter. All properties and assets reflected in the Fixed Asset List or in
     Schedule 3.6(b) are free and clear of all Encumbrances other than Permitted Encumbrances.

     3.7. Adequacy of Reserve for Returns

     The reserve for returns of Product distributed by the Company prior to the Closing Date will be reflected on the Closing Balance Sheet and shall be adequate to account for the actual returns of such Product provided that Buyer does not, and prohibits the Company's customers from, removing such Products from public display prior to the generally accepted off-sale date of such Products.

     3.8. Account Reconciliations.

          (a) As of February 24, 2006, there are no unreconciled balances with National Distributors or other vendors for Product purchased by the Company except to the extent of disputed amounts reserved on the Closing Balance Sheet or disclosed in Schedule 3.8(a) of the Disclosure Letter.

          (b) As of February 24, 2006, there are no unreconciled balances with non-trade vendors for products or services purchased from them by the Company except to the extent of amounts reserved on the Closing Balance Sheet or disclosed in Schedule 3.8(b) of the Disclosure Letter.

          (c) As of February 24, 2006, there will be no unreconciled balances on any Accounts Receivable, that were, on such date, more than 90 days old, with any customers of the Company for Product sold to them by the Company except to the extent of amounts reserved on the Closing Balance Sheet or disclosed in Schedule 3.8(c) of the Disclosure Letter.

     3.9. Return Affidavits.

     All return affidavits submitted prior to the Closing Date by the Company to National Distributors and other vendors to justify and support credits taken by the Company against account balances with each such National Distributor and vendor are accurate and complete in all material respects.

     3.10. Certain Financial Terms.

          (a) The weighted average purchase discount provided by the Company to its Current Customers for purchases of magazines after giving effect to all rebates, allowances, incentives, credits (including credits for returned products), adjustments or other payments (excepting any amount of the type described in Schedule 3.10(a) of the Disclosure Letter) made by the Company to customers is not more than 27% off the cover price of such magazines.

          (b) Schedule 3.10(b) of the Disclosure Letter sets forth a complete list of the Company's Current Customers that purchase more than $100 of Products per week.

     3.11. Condition and Sufficiency of Assets.

     The equipment of the Company is in reasonably good operating condition and is adequate for the uses to which it is being put. The equipment of the Company is sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing, provided that no representation is made concerning the equipment located outside the Restricted Territory used to perform the Services (as defined in the Transition Services Agreement).

     3.12. Accounts Receivable and Payable.

          (a) All accounts receivable of the Company that will be reflected on the Closing Balance Sheet (collectively, the "ACCOUNTS RECEIVABLE") will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Subject to the reserves shown on the Closing Balance Sheet (which reserves will be adequate and calculated consistent with past practice), each of the Accounts Receivable will be collected, in cash or by credit prior to the first anniversary of the Closing Date. There will be no contest, claim, or right of set-off, other than returns, shortages and other claims made in the Ordinary Course of Business, under any Applicable Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.12(a) of the Disclosure Letter contains a complete and accurate list, in all material respects, of all Accounts Receivable (without naming the obligors) as of March 24, 2006, which list sets forth the aging of such Accounts Receivable that have aged by (i) less than 30 days, (ii) between 31 and 60 days, (iii) between 61 and 90 days and (iv) by more than 90 days.

          (b) Schedule 3.12(b) identifies (i) all trade payables of the Company the payment of which is overdue (based on a due date consistent with the Company's past practice for that creditor) as of the date hereof, (ii) all trade payables to become due during the fifteen (15) day period following the date hereof, and (iii) all trade payable to become due between the sixteenth (16th) and thirtieth (30th) day following the date hereof.

          (c) Schedule 3.12(c) of the Disclosure Letter identifies (i) all non trade payables of the Company the payment of which is overdue (based on a due date consistent with the Company's past practice for that creditor) as of the date hereof, (ii) all non trade payables to become due during the fifteen (15) day period following the date hereof, and (iii) all non trade payable to become due between the sixteenth
     (16th) and thirtieth (30th) day following the date hereof.

          (d) The total amount of payments that would have been made by the Company on or before March 31, 2006 in the Ordinary Course of Business to National Distributors, Random House, Inc. or HarperCollins Publishers but for the closing of the transactions contemplated by this Agreement is $4,100,000.

     3.13. Inventory.

     All inventory of the Company reflected in the Closing Balance Sheet will consist of a quality and quantity usable and salable or returnable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which will be written off or written down to net realizable value in the Closing Balance Sheet. All such inventories not written off which is not returnable will be priced at the lower of cost or net realizable value on a first in, first out basis.

     3.14. No Undisclosed Liabilities.

     The Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Closing Balance Sheet.

     3.15. Taxes.

          (a) The Company and the Seller (together, the "SELLER PARTIES") have properly filed, in a timely manner, all income, property, payroll, employment, sales, use and all other foreign, federal, state and local Tax Returns required by law to be filed by the Seller Parties with respect to the Company and the Assets under applicable foreign, federal, state and local laws, and such Tax Returns and reports are true, complete and accurate in all material respects. Each of the Seller Parties has paid all Taxes (i) shown to be due on all of their respective Tax Returns or claimed to be due by any Governmental Body (to the extent that such Tax Returns pertain or are attributable to the Company or the Assets), (ii) claimed to be due by any Governmental Body or (iii) which either of the Seller Parties is liable for or required to withhold on behalf of any Person. The reserves and provisions for Taxes on the books of the Seller Parties are, to the extent that such Taxes pertain or are attributable to the Company or the Assets, adequate for all open years and for their current fiscal period and properly classify all such Tax obligations as either current or deferred.

          (b) The Seller Parties have no knowledge of any proposed assessment of any additional Taxes by any governmental entity with respect to the Company or any of the Assets or of any basis for any such assessment (whether or not reserved against) against either of the Seller Parties or the Assets, and the Seller Parties do not have any information concerning or reasonable grounds to anticipate any such audit within the foreseeable future. The Tax liabilities of each of the Seller Parties, to the extent that they are attributable to the Company or the Assets, have been finally determined by the Internal Revenue Service and all other Tax authorities, or the time for audit has expired, for all fiscal periods ending on or prior to December 31, 2001. Neither of the

Seller Parties is currently being audited by any Governmental Body relative to the Company or the Assets, and no such audit is pending or, to the best of the Seller Parties' knowledge, Threatened. No Tax liens have been filed against the Company or any of the Assets.

          (c) There are no agreements, waivers, extensions, or other arrangements providing for extension of time with respect to the assessment or collection of any Tax against the Company or the Assets. Neither of the Seller Parties has made any Tax elections with respect to the Company or the Assets which (i) were in effect in any past year for which the time for audit has not expired, (ii) are currently in effect or (iii) will be in effect at any future time. Neither of the Seller Parties is party to any Tax sharing agreement or similar arrangement.

          (d) There exist no past due unpaid federal, state or local Tax deficiencies by a Governmental Body assessed against either of the Seller Parties in respect of the Company or the Assets. All Taxes owed by either of the Seller Parties in respect of the Company or the Assets have been fully paid. There exist no grounds for the assertion or assessment of any additional past due Taxes against the Company or the Assets or either of the Seller Parties.

          (e) Except as set forth on Schedule 3.15(e), the Company is treated as a disregarded entity for all Tax purposes, and the Seller is treated as a disregarded entity for all Tax purposes. Neither of the Seller Parties nor any of their Affiliates is required to include in income any adjustment under IRC
Section 481(a) by reason of a change in accounting method initiated by the either of the Seller Parties or any of their respective Affiliates (to the extent that such change relates to the Company or the Assets), and the IRS has not proposed any such adjustment or change in accounting method. Neither of the Seller Parties is a foreign person, and IRC Sections 897, 1445 and 6039C are not applicable to the transactions provided for herein. Each of the Seller Parties has disclosed on its Tax Returns (to the extent that such Tax Returns relate to the Company or the Assets) all positions taken therein that could give rise to substantial understatement of Tax within the meaning of IRC Section 6662.

          (f) The Company maintains resale certificates in all jurisdictions in which it has sales tax nexus for all customers who receive purchases from the Company in such jurisdictions as are required by each jurisdiction to properly document that the sales are for resale and are not subject to sales tax.

     3.16. No Material Adverse Effect.

     Since January 27, 2006, except as set forth in Schedule 3.16 of the Disclosure Letter, there has not been any Material Adverse Effect, and no event has occurred or circumstance exists, other than the announcement or consummation of the Contemplated Transactions, that would reasonably be expected to result in a Material Adverse Effect.

     3.17. Employee Benefits.

          (a) As used in this Section 3.17, the following terms have the meanings set forth below.

          "COMPANY OTHER BENEFIT OBLIGATION" means an Other Benefit Obligation owed, adopted, or followed by the Company to provide benefits to any current or former employee, officer, director or service provider of the Company or the dependents thereof.

          "COMPANY PLAN" means all Plans of which the Company during the last six (6) years, is or was a Plan Sponsor, or to which the Company otherwise contributes or, during the last six (6) years, has contributed or has had an obligation to contribute, or in which the Company otherwise participates or, during the last six (6) years, has participated or for which the Company has liability or potential liability pursuant to a contract. All references to Plans are to Company Plans unless the context requires otherwise.

          "COMPANY VEBA" means a VEBA whose members include employees of the Company.

          "EMPLOYEE PLAN" means:

               (i) any Company Plan, Company VEBA and Company Other Benefit Obligation; and

               (ii) any Plan and Other Benefit Obligation of which any ERISA Affiliate is or was a Plan Sponsor, which is or was maintained by any ERISA Affiliate, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes, has contributed or has had an obligation to contribute, which Plan (A) provides benefits to any current or former employee, officer, director or service provider of the Company, or any dependents thereof, and (B)
          (i) is subject to the funding requirements of IRC Sec. 412 and ERISA Sec. 302, or (ii) is a Plan to which the requirements of IRC Sec. 4980B apply.

          "ERISA AFFILIATE" means, with respect to the Company, any other corporation or trade or business controlled by, controlling or under common control with the Company within the meaning of IRC Section 414 or ERISA Sec. 4001(a)(14) or Sec. 4001(b).

          "HIPAA" means the Health Insurance Portability and Accountability Act of 1996.

          "MULTIEMPLOYER PLAN" has the meaning given in ERISA Section 3(37)(A).

          "OTHER BENEFIT OBLIGATIONS" means all material obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, officers, or service providers, other than obligations, arrangements, or practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC Section 132 or IRC Sec. 6039D, other bonus, incentive compensation, deferred compensation, profit sharing, stock-option, stock appreciation right, stock bonus, stock purchase, employee-stock ownership, savings, change-in-control, supplemental-employment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick-leave or welfare plan and any other employee compensation or benefit plan agreement, policy, practice, commitment, contract or understanding (whether effective or terminated, written or unwritten).

          "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

          "PENSION PLAN" has the meaning given in ERISA Section. 3(2)(A), other than a Multiemployer Plan.

          "PLAN" has the meaning given in ERISA Section 3(3).

          "PLAN SPONSOR" has the meaning given in ERISA Section 3(16)(B).

          "QUALIFIED PLAN" means any Plan that meets or purports to meet the requirements of IRC Section 401(a).

          "TITLE IV PLANS" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Section 1301 et seq., other than Multiemployer Plans.

          "VEBA" means a voluntary employees' beneficiary association under IRC
     Section 501(c)(9).

          "WELFARE PLAN" has the meaning given in ERISA Section 3(1).

          (b)

                    (i) Schedule 3.17(b)(i) of the Disclosure Letter contains a complete and accurate list of all Company Plans, and material Company Other Benefit Obligations and identifies as such all Company Plans that are (A) Qualified Plans or (B) Multiemployer Plans. None of the Plans or Company Plans is, a defined benefit Pension Plan or a Title IV Plan.

                    (ii) The Company has no liability for any ERISA Affiliate with respect to any Plan.

                    (iii) Schedule 3.17(b)(iii) of the Disclosure Letter sets forth, for each Multiemployer Plan, as of its last valuation date, the amount of potential withdrawal liability of the Company and the Company's ERISA Affiliates, calculated according to information made available pursuant to ERISA Sec. 4221(e).

                    (iv) The Company has no liability for any material future obligations owed under any Company Plan or Company Other Benefit.

          (c)  Seller has delivered to Buyer:

                    (i) a copy of each Company Plan and a summary plan description for each Company Plan;

                    (ii) a copy of the Company's personnel manual;

                    (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

                    (iv) a written description of any Employee Plan that is not described in the Company's personnel manual;

                    (v) all insurance policies purchased by or to provide benefits under any Employee Plan; and

                    (vi) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan which is required to file Form 5500 for such year, including all schedules thereto and the opinions of independent accountants;

          (d) The Company has received no notices or other correspondence that were given by the IRS, the PBGC, the Department of Labor, or the Secretary of Health and Human Services, or with respect to any Company Plan within the three years preceding January 1, 2006, and through the date of this Agreement.

          (e) The Company has received a determination letter from the IRS for each Plan of the Company that is a Qualified Plan.

          (f) Seller represents and warrants that:

                    (i) The Company has materially performed all of its obligations under all Employee Plans. The Company has made appropriate entries in its financial records and statements for all material obligations and liabilities under such Plans and Obligations that have accrued but are not due.

                    (ii) No statement, either written or, to Seller's Knowledge oral, has been made by the Company or any employee, officer, director, or agent thereof to any Person with regard to any Employee Plan that was not in accordance with the Company Plan and that could have a material adverse economic consequence to the Company or to Buyer.

                    (iii) All Company Plans are, and each Company Plan, is, in full compliance with all Legal Requirements (and the regulations, rulings promulgated under all such Legal Requirements) and any applicable collective bargaining agreement. Each Company Plan has been operated in accordance with its terms. Furthermore,:

                    (A) No transaction prohibited by ERISA Section 406 and no
               "prohibited transaction" under IRC Section 4975(c) have occurred with respect to any Company Plan.

                    (B) The Company has no liability to the IRS with respect to any Employee Plan, including any liability imposed by Chapter 43 of the IRC.

                    (C) Neither Seller, the Company nor any ERISA Affiliate has
               any liability to the PBGC with respect to any Employee Plan or has any liability under ERISA Section 502 or Section 4071.

                    (D) All filings required by ERISA, the IRC and HIPAA as to each Employee Plan have been timely filed, and all notices and disclosures to participants required by either ERISA, the IRC or HIPAA have been timely provided.

                    (E) No amount received by, or any asset of, any Company Plan is subject to tax as unrelated business taxable income under IRC Sec. 511.

                    (F) The Company, Employee Plan or employee, administrator or agent thereof, is not and has not been in violation of the transaction and code set rules under HIPAA Sections 1172-1175 or the HIPAA privacy rules under 45 CFR Part 160 and Subparts A and E of Part 164. No penalties have been imposed on, the Company or any employee, officer, director, administrator or agent under HIPAA Sec. 1176 or Sec. 1177.

               Except as set forth on Schedule 3.17(f) of the Disclosure Letter, each Company Plan can be terminated unilaterally by the Company within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

                    (iv) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan, is pending or, to Seller's Knowledge, is Threatened.

                    (v) Each Qualified Plan of the Company is qualified in form and operation under IRC Section 401(a); each trust for each such Plan is exempt from federal income tax under IRC Section 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

                    (vi) No Employee Plan has ever been subject to the funding requirements of ERISA Sec. 302 and IRC Sec. 412.

                    (vii) Neither the Company nor any ERISA Affiliate of the Company has withdrawn from any Multiemployer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multiemployer Plan that could result in any liability of either the Company or Buyer to a Multiemployer Plan.

                    (viii) Neither the Company nor any ERISA Affiliate of the Company has received written notice from any Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

                    (ix) To Seller's Knowledge, no Multiemployer Plan to which the Company or any ERISA Affiliate of the Company contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

                    (x) Except to the extent required under ERISA Section 601 et seq. and IRC Section 4980B, the Company does not provide health or welfare benefits for any retired or former employee nor is it obligated to provide health or welfare benefits to any active employee officer, director or service provider following such employee's retirement or other termination of service.

                    (xi) Seller and the Company have complied with the provisions of ERISA Section 601 et seq. and IRC Section 4980B.

                    (xii) No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to tax under IRC Section 280G or Section 4999; nor will the Company be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

                    (xiii) The Company has no "Nonqualified Deferred Compensation Plan" (as defined in Section 409A(d)(i) of the IRC).

                    (xiv) Except as set forth in Section 6.5 below, the consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

     3.18. Compliance With Legal Requirements; Governmental Authorizations. Except as set forth in Schedule 3.18 of the Disclosure Letter:

                    (i) the Company has received no notice that it is not in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure so to comply would not have a Material Adverse Effect;

                    (ii) to the Knowledge of Seller or the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except to the extent any of the foregoing would not have a Material Adverse Effect;

                    (iii) the Company has not received, at any time since January 1, 2000, any written notice or other written communication or, to the Knowledge of Seller, any oral notice or communication, from any Governmental Body regarding (A) any actual, alleged or Threatened violation of, or failure to comply with, any Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure so to comply would not have a Material Adverse Effect, or (B) any actual, alleged or Threatened obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                    (iv) the Company has obtained and is in possession of all material Governmental Authorizations required for the operation of the Company's business, except where such failure would not have a Material Adverse Effect.

     3.19. Legal Proceedings; Orders.

          (a) There is no pending Proceeding to which the Company is a party:

                    (i) that relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                    (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

     To the Knowledge of Seller, (1) no such Proceeding has been Threatened, and
     (2) no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding which could reasonably be expected to have a Material Adverse Effect.

          (b)

                    (i) Neither Seller, the Company nor any of their respective Affiliates is a party to any Order that affects the business of, or any of the assets owned or used by, the Company; and

                    (ii) no officer, director, or to Seller's Knowledge, agent, or employee, of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

     3.20. Absence of Certain Changes and Events.

     Since January 27, 2006, the Company has conducted its business only in the Ordinary Course of Business, consistent with past practice and, except as reflected in Schedule 3.4 of the Disclosure Letter, there has not been any:

          (a) change in the Company's issued Membership Interests; grant of any right to purchase Membership Interests of the Company; issuance of any security convertible into Membership Interests; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any Membership Interests; or declaration or payment of any dividend or other distribution or payment in respect of Membership Interests;

          (b) amendment to the Organizational Documents of the Company;

          (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any member, manager, director, officer, or (except in the ordinary course of business, consistent with past practice) employee or entry into any written employment, severance, or similar Contract with any director, officer, or employee;

          (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

          (e) damage to or destruction or loss of any material asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

          (f) entry into, termination of, or receipt of notice of termination of
     (i) any license, distributorship, sales representative, joint venture, bank credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $100,000;

          (g) sale, lease, or other disposition of any material asset or property of the Company (other than sales of inventory, consumption of disposables and collections of receivables in the ordinary course of business, consistent with past practice) or mortgage, pledge, or imposition of any Encumbrance on any asset or property of the Company, including the sale, lease, or other disposition of any Intellectual Property Assets of the Company;

          (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $100,000;

          (i) material change in the accounting methods used by the Company except as set forth in the footnotes to the Preliminary Closing Balance Sheet; or

          (j) agreement, whether oral or written, by the Company to do any of the foregoing.

     3.21. Contracts; No Defaults.

          (a) Schedule 3.21(a) of the Disclosure Letter contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of each written:

                    (i) Applicable Contract that involves performance of services or delivery of goods or materials to the Company other than sales of Products in the Ordinary Course of Business of an amount or value in excess of $100,000 annually;

                    (ii) Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $100,000 annually and which cannot be terminated on 30 days notice without penalty;

                    (iii) Applicable Contract with a wholesale distributor of magazines in the United States who entered into such Applicable Contract with the Company in such wholesaler's capacity as a wholesale distributor of magazines;

                    (iv) lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other written Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 annually);

                    (v) collective bargaining agreement and other written Applicable Contract to or with any labor union or other employee representative of a group of employees;

                    (vi) joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                    (vii) Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

                    (viii) Applicable Contract providing for payments in excess of $100,000 annually to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                    (ix) power of attorney that is currently effective and outstanding;

                    (x) Applicable Contract for capital expenditures in excess of $100,000 annually, other than any Applicable Contracts with customers providing for the installation of display fixtures;

                    (xi) warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

                    (xii) amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing;

     in each case other than those Applicable Contracts listed on another Schedule of the Disclosure Letter.

          (b) Except as set forth in Schedule 3.21(b) of the Disclosure Letter or as contemplated by the Transaction Documents:

                    (i) No Applicable Contract that relates to the business of, or any of the assets owned or used by, the Company (A) provides Seller (or any Related Person of Seller) with any rights, or the ability to acquire any rights, thereunder under, or (B) subjects Seller (or any Related Person of Seller) to any obligation or liability thereunder; and

                    (ii) No officer or director of the Company, and to Seller's Knowledge, no agent, employee, consultant, or contractor of the Company, is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

          (c) Except as set forth in Schedule 3.21(c) of the Disclosure Letter, since January 27, 2006, the Company has not received from any Person, any written notice or other written communication or, to the Knowledge of Seller, any oral notice or communication that any Current Customer of the Company as of January 27, 2006 has determined to cease doing business with the Company or materially reduce the volume of Products purchased from the Company.

          (d) Except as set forth in Schedule 3.21(d) of the Disclosure Letter, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to the Company under any Material Applicable Contracts and no such Person has made written demand for such renegotiation, other than in connection with a dispute or the expiration or renewal of such a Contract.

          (e) The Material Applicable Contracts relating to the sale, provision of products or services by the Company have been entered into in the Ordinary Course of Business.

     3.22. Insurance.

          (a) Seller has delivered to Buyer a schedule of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is covered.

          (b) Schedule 3.22(b) of the Disclosure Letter describes, as of February 24, 2006:

                    (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder; and

                    (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company.

          (c) Schedule 3.22(c) of the Disclosure Letter sets forth, as of February 24, 2006, by year, for the current policy year and each of the two preceding policy years, (i) a summary of the loss experience under each policy, (ii) a statement describing each open claim under an insurance policy for an amount in excess of $100,000, and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

          (d) Except as set forth on Schedule 3.22(d) of the Disclosure Letter:

               (i) All policies to which the Company is a party or that provide coverage to the Company, or any director or officer of the Company:

                    (A) are valid, outstanding, and enforceable;

                    (B) are issued by an insurer that is financially sound and reputable;

                    (C) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company;

                    (D) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which it is bound;

                    (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and

                    (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

               (ii) The Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or
     (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

               (iii) The Company has paid all premiums due, and have otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

               (iv) The Company has given notice to the insurer of all claims of which Seller or the Company has Knowledge that may be insured thereby.

     3.23. Environmental Matters.

          (a) To the Knowledge of Seller and the Company, the Company is in material compliance with, and is not in material violation of or liable under, any Environmental Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. Neither Seller nor the Company has any basis to expect, nor has any of them received, since January 1, 2000, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or third party, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or potential Environmental Health and Safety Liabilities.

          (b) The Company has not released or discharged, or permitted the release or discharge, of any Hazardous Materials on any of the Facilities.

          (c) There are no pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties in which the Company has or had an interest.

          (d) Neither Seller nor the Company has received, since January 1, 2000, any citation, directive, inquiry, notice, Order, summons, warning, request for information, or other communication that relates to any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties in which the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

          (e) To the Knowledge of Seller and the Company, the Company has no Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties in which the Company has or had an interest.

          (f) To the Knowledge of Seller and the Company, there are no Hazardous Materials present at levels greater than applicable action, trigger, reporting or state Cleanup levels under Environmental Laws on or in the Environment at the Facilities, including without limitation any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, dumps, equipment (whether moveable or fixed) or other containers, or deposited, discharged, released or located in or on land, surface water, groundwater, ambient air (including indoor air), sumps, or any other part of the Facilities. Since January 1, 2000, the Company has not permitted or conducted, and the Company has no Knowledge of, any Hazardous Activity conducted with respect to the Facilities or any other properties in which the Company has or had an interest except in material compliance with all applicable Environmental Laws.

          (g) To the Knowledge of Seller and the Company since January 1, 2000, there has been no Release or Threat of Release, of any Hazardous Materials at, from or migrating onto the Facilities or at, from or migrating onto any other properties in which the Company has or had an interest.

          (h) Seller has delivered to Buyer true and complete copies and results of any reports, studies, investigations, analyses, tests, sampling or monitoring possessed or initiated by Seller or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company with Environmental Laws, or otherwise concerning the Company's or Seller's Environmental, Health and Safety Liabilities, in each case since January 1, 2000.

          (i) To the Knowledge of Seller and the Company, no underground storage tanks are located or were formerly located on any Facilities, or any other properties in which the Company has or had an interest.

     3.24. Employees.

          (a) Schedule 3.24(a) of the Disclosure Letter contains a complete and accurate list identifying each employee of the Company (formerly employed by Anderson Services) and indicating (a) hire date, (b) department, (c) rate of pay, (d) work state, (e) 2005 bonus paid, (f) personal time off (in dollars), (g) vacation (in dollars) and (h) accrued vacation (in dollars).

          (b) No Existing Employee at any time was or is a party to any employment, severance or similar agreement with Anderson Services or the Company, and no Existing Employee is entitled to any bonus payments, and, except as set forth on Schedule 3.24(b), there are no bonus arrangements or commitments with any Existing Employee for which the Company has or could have any obligation or liability.

          (c) No Existing Employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such Existing Employee and any other Person ("PROPRIETARY RIGHTS AGREEMENT") that in any way adversely affects or will affect (i) the performance of his duties as an employee of the Company, or
     (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller, Anderson Services or the Company by any such Existing Employee. To Seller's Knowledge, except as set forth on Schedule 3.24 of the Disclosure Letter, no Existing Employee intends to terminate his or her employment with the Company during the twelve months commencing on the Closing Date.

          (d) The Company has no liabilities to any retired employee or director of the Company, or their dependents, with respect to any pension benefit, medical insurance coverage, retiree life insurance coverage, and other benefits, except to the extent of any vested benefits under Company Plans.

     3.25. Labor Relations.

     Except as set forth on Schedule 3.25 of the Disclosure Letter:

          (a) Since January 1, 2000, the Company has not been or is a party to any collective bargaining or other labor Contract. There is not presently pending or existing, and to Seller's Knowledge there is not Threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (iii) any application for certification of a collective bargaining agent. To Seller's Knowledge no event has occurred or circumstance exists that reasonably could be expected to provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is currently contemplated by the Company. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements, except where the failure so to comply would not have a Material Adverse Effect.

          (b) There are no pending, or to Seller's Knowledge, Threatened claims or actions against the Company under any worker's compensation policy or long-term disability policy that is reasonably likely to result in a liability to the Company in excess of the amount reserved for such claims on the Preliminary Closing Balance Sheet. The Company has no direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, except as would not result in liability to the Company.

     3.26. Intellectual Property.

          (a) Intellectual Property Assets. The term "INTELLECTUAL PROPERTY ASSETS" means:

                    (i) all registered and unregistered trademarks, service marks, and applications (collectively, "MARKS") owned by the Company;

                    (ii) all patents and patent applications (collectively, "Patents") owned by the Company;

                    (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights") owned by the Company;

                    (iv) all rights in mask works (collectively, "Rights in Mask Works") owned by the Company; and

                    (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor, in each case which are not part of the public knowledge or literature.

          (b) Agreements. The Company has no Applicable Contracts relating to Intellectual Property Assets, except for any generally available shrink-wrapped licenses or licenses for noncustomized software under which the Company is the licensee. There are no outstanding and, to Seller's Knowledge, no Threatened disputes or disagreements with respect to any agreement relating to Intellectual Property Assets.

          (c) Intellectual Property Assets. Except for trade secrets, the Company owns no Intellectual Property Assets. Neither Seller nor the Company makes any representation or warranty that the Intellectual Property Assets include all intangible rights, intellectual properties or trade secrets used by the Company in the Ordinary Course of Business or that any such intangible rights, intellectual properties or trade secrets will continue to be available to the Company following the Closing, except as specifically provided in the License Agreement or the Transition Services Agreement.

          (d) Patents. The Company owns no material Patents.

          (e) Trademarks. The Company owns no material Marks.

          (f) Copyrights. The Company owns no material Copyrights.

          (g) Trade Secrets. Except as set forth in Schedule 3.26(g) of the Disclosure Letter:

               (i) Seller and the Company have taken reasonable precautions to protect the secrecy, confidentiality, and value of the Company's Trade Secrets.

               (ii) No Trade Secret is subject to any adverse claim or has been challenged or Threatened in any way.

     3.27. Certain Payments.

     Since January 1, 2000, to Seller's Knowledge, neither the Company, nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, in each such case in violation of any Legal Requirement, or (b) established or maintained any fund or asset which should be recorded in the books and records of the Company that has not been so recorded in the books and records of the Company.

     3.28. Disclosure.

          (a) No representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

          (b) There is no fact known to either Seller that has specific application to either Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as either Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Letter.

     3.29. Relationships With Related Persons.

          (a) Neither Seller nor any Related Person of Seller or of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business, except the rights and properties licensed pursuant to the License Agreement and the rights and properties used to fulfill Seller's obligations under the Transition Services Agreement, and other intangible rights, intellectual properties and trade secrets which belong to Seller and have been made available to the Company prior to but not after the Closing.

          (b) Neither Seller nor any Related Person of Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company which will not be terminated at Closing or will not be reflected in the Transition Services Agreement and/or the License Agreement.

     3.30. Brokers or Finders.

     Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     3.31. Solvency of Anderson Services.

          (a) Immediately following the transfer of Assets by Anderson Services to the Company, Anderson Services was Solvent.

          (b) For purposes of this Section 3.31:

               "Solvent when used with respect to Anderson Services means that, immediately following the Closing Date, (x) the amount of the Present Fair Salable Value of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (y) Anderson Services will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (z) Anderson Services will be able to pay its Debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness;

               "Debt" means liability on a "Claim";

               "Claim" means (y) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliqudiated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (z) the right to an equitable remedy for breach on performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliqudiated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and

               "Present Fair Salable Value" means the amount that may be realized if the aggregate assets of Anderson Services (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1. Organization and Good Standing.

     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2. Authority; No Conflict.

          (a) This Agreement and the Contemplated Transactions have been duly authorized by Buyer. Assuming the due execution and delivery of this Agreement by Seller, this Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies. Upon the execution and delivery by Buyer of the Transaction Documents to which Buyer is a party, and assuming the due execution and delivery of such Transaction Documents by the other parties thereto, such Transaction Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies. Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Transaction Documents to which it will be a party and to perform its obligations under this Agreement and the Transaction Documents to which it will be a party.

          (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                    (i) any provision of Buyer's Organizational Documents;

                    (ii) any resolution adopted by Buyer's Board of Directors and/or stockholders;

                    (iii) any Legal Requirement or Order to which Buyer may be subject; or

                    (iv) any Contract to which either Buyer is a party or by which Buyer may be bound.

          (c) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement nor the consummation or performance of the transaction described in clause (a) of the definition of Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation of, any Legal Requirement or any Order to which Buyer is a party, or to which any of the assets owned or used by Buyer is subject, and Buyer is not required to obtain any Consent or Governmental Authorization from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3. Investment Intent.

     Buyer: (a) is acquiring the Membership Interests for its own account, for investment only, and not with a view to, or for sale in connection with, any distribution in violation of the Securities Act or any rule or regulation under the Securities Act, (b) is a sophisticated investor and has sufficient knowledge and experience in financial and business matters to be able to evaluate the merits and risks of its investment in the Membership Interests, (c) acknowledges that Seller has made available to Buyer (i) the opportunity to ask questions of (and to receive answers from) the officers and directors of Seller and the Company, and (ii) the opportunity to acquire all information about the Company as Buyer has determined is necessary to evaluate the merits and risks of its investment in the Membership Interests, (d) understands that the Membership Interests (A) have not been registered under the Securities Act or under any state securities laws; (B) are being sold to Buyer in reliance on exemptions from the registration requirements of the Securities Act and such state securities laws; (C) are "restricted securities" within the meaning of Rule 144 under the Securities Act; and (D) may not be sold, transferred or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from registration is then available, and (e) is able to bear the economic risk and lack of liquidity inherent in holding the Membership Interests.

     4.4. Certain Proceedings.

     There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

     4.5. Brokers or Finders.

     Neither Buyer nor any of its officers and agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, and Buyer will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

     4.6. Continuation of Company Business.

     Buyer has no present intention to close the business of the Company, relocate the business of the Company or terminate a significant number of employees of the Company during the sixty (60) day period following the date hereof.

     4.7. Buyer's 401(k) Plan.

     Each Qualified Plan of the Buyer into which funds will be transferred pursuant to Section 6.5 below is qualified in form and operation under IRC
Section 401(a); each trust for each such Plan is exempt from federal income tax under IRC Section 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

5. INDEMNIFICATION; REMEDIES

     5.1. Survival.

     Subject to Section 5.5, all representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

     5.2. Indemnification and Payment of Damages by Seller.

     Seller will indemnify and hold harmless Buyer, the Company and their respective Affiliates and Representatives (collectively, the "BUYER INDEMNIFIED Persons") for, and will pay to the Buyer Indemnified Persons the amount of, any loss, liability, claim, damage (but not including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, subject to Section 5.9(d), "DAMAGES"), arising, directly or indirectly, from or in connection with:

          (a) any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Letter, or any other certificate or document delivered by Seller pursuant to this Agreement;

          (b) any Breach by Seller of any covenant or obligation of the Seller set forth in this Agreement (other than those in Sections 5.2(a), (c) or (d));

          (c) (i) any claim for benefits made under any self-insured health benefit plan or program covering employees of the Company (or a dependent of any such employee) for services rendered to such employee or dependent prior to the Closing Date in excess of the amounts reserved for such claims on the Closing Balance Sheet, and (ii) the amount by which any retrospective premium adjustment on worker's compensation policies which covered the Company or its business prior to the Closing relating to any Applicable W/C Claim exceed the reserves for retrospective premium adjustments on worker's compensation policies which covered the Company or its business prior to the Closing reflected on or in the calculations of entries on the Closing Balance Sheet; or

          (d) any matter disclosed in Exhibit 5.2(d) to the extent not reserved against in the Closing Balance Sheet.

     5.3. Indemnification and Payment of Damages by Seller- Environmental
Matters.

     In addition to the provisions of Section 5.2, Seller will indemnify and hold harmless the Buyer Indemnified Persons for, and will pay to the Buyer Indemnified Persons the amount of, any Damages (including without limitation costs of Cleanup and reasonable attorneys' and consultants' fees and expenses arising, directly or indirectly, from or in connection with:

          (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition prior to the Closing Date of the

     Facilities or any other properties in which the Company has or had an interest after June 30, 1998 or (B) any Hazardous Materials or other contaminants that were present prior to the Closing Date due to the operations or activities of the Company at any time; or (ii) (A) any Hazardous Materials or other contaminants that were generated, transported, stored, treated, Released, disposed, or otherwise handled by the Company or any predecessor of the Company or Related Person at any time after June 30, 1998 and prior to the Closing Date, or (B) any Hazardous Activities that were conducted after June 30, 1998 and prior to the Closing Date by the Company or any predecessors of the Company or Related Person; or

          (b) any bodily injury (including illness, disability, and death), personal injury or property damage, of or to any Person, arising prior to the Closing Date from Hazardous Material that was Released by the Company or any predecessor of the Company or Related Person at any time after June 30, 1998 and prior to the Closing Date.

     Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 5.3. The procedure described in Section 5.10 will apply to any claim solely for monetary damages relating to a matter covered by this Section 5.3. Notwithstanding the preceding sentence, Seller will be able to participate at its own expense in any Cleanup, any related Proceeding and any other Proceeding with respect to which indemnity may be sought under this Section 5.3 to ensure that Buyer undertakes commercially reasonable efforts in undertaking any Cleanup or resolving any other proceedings and does not prejudice the rights or potential liabilities of Seller.

     5.4. Indemnification and Payment of Damages by Buyer.

     Buyer will indemnify and hold harmless Seller and its Affiliates and Representatives of each of the foregoing (collectively, the "SELLER INDEMNIFIED PERSONS") for, and will pay to the Seller Indemnified Persons the amount of any Damages arising, directly or indirectly, from or in connection with:

          (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate or documents delivered by Buyer pursuant to this Agreement;

          (b) any Breach by Buyer of any covenant or obligation of Buyer set forth in this Agreement;

          (c) any act or omission by the Company after the Closing Date, including any failure of the Company to pay or otherwise discharge any of its liabilities existing immediately prior to the Closing.

     5.5. Time Limitations.

          (a) Neither Seller nor Buyer will have any liability pursuant to
     Section 5.2(a) or 5.4(a) on account of the Breach of any representation or warranty, other than those contained in Sections 3.2 (Authority; No Conflict), 3.3 (Capitalization), 3.6 (Title to Properties; Encumbrances), 3.15 (Taxes), 3.17 (Employee Benefits), 3.23 (Environmental Matters) and 4.2 (Authority; No Conflict), and a claim for indemnification or reimbursement pursuant Section 5.2(d), in any such case unless on or before April 1, 2008 (the "SURVIVAL PERIOD") Buyer notifies Seller or Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer or Seller, as the case may be.

          (b) A claim pursuant to Section 5.2(a) or 5.4(a) on account of the Breach of any representation or warranty contained in Sections 3.2 (Authority; No Conflict), 3.3 (Capitalization), or 4.2 (Authority; No Conflict), or a claim for indemnification or reimbursement pursuant to
     Section 5.2(b), 5.2(d), 5.4(b) or 5.4(c) may be made at any time following the Closing.

          (c) A claim pursuant to Section 5.2(a) on account of the Breach of any representation or warranty contained in Sections 3.6 (Title to Properties; Encumbrances), 3.15 (Taxes), 3.17 (Employee Benefits) or 3.23 (Environmental Matters) may be made at any time during the six year period following the Closing.

     5.6. Indemnification Threshold- Seller.

     Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 5.2(a), 5.2(c), 5.2(d) or 5.3 until the total of all Damages with respect to such matters exceeds the Net Worth Gap (as defined below), and then only for the amount by which such Damages exceed the Net Worth Gap. However, this Section 5.6 will not apply to any claim based on a Breach of a representation or warranty that Seller had Knowledge was untrue when made.

     As used herein the term "NET WORTH GAP" shall mean the amount by which the Adjusted Closing Net Worth is less negative than negative $16.0 million. For example, if the Adjusted Closing Net Worth is negative $14.0 million, the Net Worth Gap will be $2.0 million. Either party may elect to follow the resolution procedure set forth in Section 2.6(c) in the event of any dispute between the parties regarding a calculation of the Net Worth Gap that is not resolved within thirty (30) days after either party provides written notice to the other of its intention to seek resolution of the matter pursuant to such Section.

     5.7. Indemnification Threshold- Buyer.

     Buyer will not have any liability (for indemnification or otherwise) with respect to the matters described in Section 5.4 until the total of all Damages with respect to such matters exceeds $50,000, but once the $50,000 threshold is reached, Seller may recover all of its Damages, without regard to the threshold. However, this Section 5.7 will not apply to any claim based on a Breach of a representation or warranty that Buyer had Knowledge was untrue when made.

     5.8. Maximum Liability.

     Notwithstanding anything in this Article 5 to the contrary, the maximum liability that Seller shall have to Buyer Indemnified Persons pursuant to
Section 5.2 shall not exceed, in the aggregate, an amount equal to the Purchase Price plus the amount of the Intercompany Debt.

     5.9. Additional Limitations of Liability.

     Notwithstanding anything in this Article 5 to the contrary:

          (a) Seller shall have no liability under this Agreement with respect to any Damages on account of any liability to the extent reflected in the Closing Balance Sheet.

          (b) Buyer Indemnified Persons may not recover Damages more than once for any specific facts, omissions or circumstances notwithstanding the fact that such facts, omissions or circumstances may constitute the Breach of more than one representation or warranty.

          (c) Seller shall not be required to pay any Damages to Buyer Indemnified Persons pursuant to Sections 5.2 and 5.3 until such time as the Adjusted Closing Net Worth is finally determined (given that the Net Worth Gap will not be calculable until such time); provided that any amounts so deferred by Seller shall be paid together with interest at an annual rate equal to the Base Rate, accruing from the date such Damages would have been paid had the Net Worth Gap been known on the date of this Agreement. In the event that Seller pays any amount to any Buyer Indemnified Person or other Person pursuant to Section 5.2 or 5.3, or incurs any costs or expenses in defending any third party claim, and it is finally determined that, pursuant to the provisions of this Article 5 (including Sections 5.6, 5.8, 5.9 and 5.12) Seller was not required to pay such amount or incur such cost or expense, Buyer shall, promptly following Seller's request therefor, reimburse Seller for all such amounts paid or incurred together with interest at an annual rate equal to the Base Rate, accruing from the date such amounts were paid or incurred through the date such reimbursement is made.

          (d) In no case shall Damages include (i) any incidental, consequential, indirect or special losses or damages (including, without limitation, lost profits, lost revenues and loss of business), or (ii) fees and expenses of more than one counsel with respect to any indemnity claim or claims arising out of the same general allegations or circumstances.

     5.10. Procedure for Indemnification- Third Party Claims.

          (a) Promptly after receipt by an indemnified party under Section 5.2,
     5.4 or 5.3 (but only to the extent provided in the last sentence of Section 5.3) of notice of the commencement of any Proceeding (including any claim for workers compensation benefits) against it, such indemnified party will, if a claim is to be made with respect thereto against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

          (b) If any Proceeding is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 5 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently and reasonably incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If the indemnifying party does not deliver to the indemnified party within 90 days after the indemnified party's notice is given, a writing indicating that, based on the facts actually known to the indemnifying party at such time regarding such claim, the indemnifying party reasonably believes that (without taking into account the limitations contained in Sections 5.7, 5.8, 5.9 and 5.10) it is obligated to provide indemnification pursuant to this Article 5 on account of such claim (it being agreed that such writing shall not constitute any binding obligation or waiver of rights of the indemnifying party), or if, following the delivery of such writing or at any other time, the indemnifying party notifies the indemnified party that it no longer believes that it is obligated to provide indemnification for such claim pursuant to this Article 5 (which notice the indemnifying party shall provide to the indemnified party promptly following its becoming aware of facts or circumstances leading it so to believe), then, in either such case, the indemnified party shall be entitled to conduct the defense against such claim, at the expense of the indemnifying party and shall so notify the indemnifying party, and the indemnifying party will be bound by any determination of a Proceeding so defended but will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (c) Notwithstanding the foregoing, if a claim seeks injunctive or other equitable relief against an indemnified party or otherwise would be reasonably likely to have a material and adverse impact on the ability of the indemnified party to conduct its business in the ordinary course, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

          (d) Seller hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought by a third party against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

     5.11. Procedure for Indemnification- Other Claims.

     A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     5.12. Effect of Tax Benefits and Insurance Proceeds.

     The amount due to any indemnified party for Damages pursuant to this
Article 5 shall be reduced by (a) the effect of any Tax deduction, credit, refund or other Tax benefit actually received by such indemnified party relating to the same or any other Tax period and resulting from the subject matter of such Damages; and (b) the amount of any insurance proceeds actually received (or to be received pursuant to confirmation from the applicable insurer) by such indemnified party with respect to the subject matter of such Damages to the extent that the indemnified party shall obtain or shall be entitled to obtain, directly or indirectly, a benefit thereby.

     5.13. Payment of Indemnification Claims and Adjustment Amount.

          (a) Form and Method of Payment. In the event that Seller shall owe an Adjustment Amount to Buyer pursuant to Section 2.5 hereof or shall become liable, whether by mutual agreement or final adjudication by a court of competent jurisdiction, to any Buyer Indemnified Persons for an indemnification claim pursuant to Section 5.2 or 5.3 hereof, Seller shall, at its election, either (a) promptly pay the full amount of such Adjustment Amount or indemnity claim to the Buyer Indemnified Persons in cash or (b) sell to Buyer, pursuant to the procedures set forth below, one or more of the Designated Assets (as defined below) (a "SALE ELECTION"). As used herein, the term "DESIGNATED ASSETS" means the Products supply business of Seller and its Affiliates in each of the territories highlighted with shading on Schedule 5.13(a).

          If Seller makes a Sale Election in order to pay all or a portion of the Adjustment Amount or an indemnification claim, Seller shall so notify Buyer within three (3) days following the date the amount of the Adjustment Amount has been finally determined pursuant to Section 2.6 hereof or ten
     (10) days following the date such indemnification claim has been mutually agreed to or finally adjudicated. If Seller makes a Sale Election either or both of the Designated Assets shall be sold to Buyer on substantially the same terms and conditions as set forth in this Agreement, mutatis mutandis, including without limitation by using the same methodology utilized in this Agreement to determine the Purchase Price (i.e., 22% of trailing annual sales minus the amount of Intercompany Debt to be paid at closing, together with a purchase price adjustment if negative net worth exceeds an amount determined in the same manner that $16.0 million was determined for purposes of Section 2.5 hereof). The purchase price so determined for the Designated Assets shall be offset against the full amount of such any indemnification claim. If the Adjustment Amount or the amount of such indemnification claim is less than the sales price for the Designated Assets so determined, the difference shall be paid by Buyer to Seller at the closing of such sale. If the Adjustment Amount or the amount of such indemnification claim is less than the purchase price for the Designated Assets so determined, the full amount of such purchase price shall be set off against such indemnification claim and the remainder of the Adjustment Amount shall be paid by Seller to Buyer or such indemnification claim shall be paid by Seller to the Buyer Indemnified Persons in cash, such payment to be made promptly upon the determination by Seller and Buyer of the amount of the purchase price for the Designated Assets.

          Notwithstanding the foregoing, nothing set forth herein shall obligate Buyer to purchase any Designated Assets unless the results of its due diligence investigation and analysis thereof prove satisfactory to it in its sole determination and unless a definitive agreement with respect to any such purchase is executed and delivered by Seller and Buyer. In the event Seller has made a Sale Election but the purchase and sale of the subject Designated Assets does not occur within ninety (90) days of the making of such Sale Election, Seller shall promptly pay to Buyer the Adjustment Amount or to the Buyer Indemnification Persons in cash the full amount of the corresponding indemnity claim.

          (c) Substitution of Collateral. Seller shall be entitled, with the prior written consent of Buyer, which consent shall not be unreasonably withheld, to remove the Designated Assets from the obligations and encumbrances imposed by this Section 5.13 and, in lieu thereof, substitute cash collateral (consisting of cash and/or cash equivalents) to secure Seller's indemnification obligations under Sections 2.5, 5.2 and 5.3 in an aggregate amount of Two Million Dollars ($2,000,000) (the "CASH COLLATERAL"). In addition, if the Designated Assets as sold to Buyer pursuant to a Sale Election, Seller shall post the Cash Collateral simultaneously with the closing of any such sale. The Cash Collateral shall be in the form of cash, a letter of credit with a bank having assets of at least $500 million or a negotiable certificate of deposit, and in each case possession of such cash or instrument shall be obtained by Buyer. In the event the Cash Collateral is substituted for the Designated Assets pursuant to this Section 5.13(c), Seller shall execute and deliver such security agreements and financing statements as Buyer shall reasonably request. In the event that any of the Cash Collateral is foreclosed upon (whether by letter of credit draw or otherwise) Seller shall promptly replenish the Cash Collateral with an identical amount of Cash Collateral as the amount foreclosed upon.

     5.14. Return of Payments.

     In the event Seller or Buyer makes any payment to a Buyer Indemnified Person or a Seller Indemnified Person, as the case may be, on account of the indemnification obligations set forth in Section 5.2, 5.3 or 5.4 and such payment is thereafter annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, then to the extent of such payment, the obligations of Seller or Buyer, as the case may be, shall remain in full force and effect, as fully as if such payment had never been made.

6. ADDITIONAL AGREEMENTS

     6.1. Seller Covenants.

          (a) Nonsolicitation and Noncompetition - Current Customers. Seller agrees for a period beginning on the date hereof and ending on the fourth
     (4th) anniversary of the date hereof (the "RESTRICTION PERIOD") (i) not to directly or indirectly solicit the trade or business of, or trade or do business with, any Current Customer with respect to Products for sale by such Current Customers in stores located in the Restricted Territory and
     (ii) directly or indirectly not to compete with, or attempt to compete with, Buyer, the Company or any of their Affiliates with respect to any Current Customer with respect to Products for sale by such Current Customers in stores located in the Restricted Territory. Notwithstanding the foregoing, an Affiliate of Seller may continue to sell books to Wal-Mart Stores, Inc. in the Restricted Territory; Anderson Press Incorporated or its subsidiaries, as publisher/manufacturer, may continue to solicit sales of books relating to numismatic and philatelic books and sales of children's books, coloring books, stickers and similar children's products; and Media Solutions may continue to sell Products to Books-A-Million and Dollar General.

          (b) Nonsolicitation - Suppliers and Employees. During the Restriction Period, Seller shall not directly or indirectly (i) solicit the trade of, or trade with, any supplier of the Company such that the supplier reduces the amount of business which it does (or, but for such solicitation, would do) with the Company or (ii) solicit or induce any employee of the Company to terminate his or her employment or other relationship with the Company; provided that this Section 6.1(b) shall not apply to any general advertisements or solicitations for employees.

          (c) Equitable Relief. Seller acknowledges and agrees that Buyer or the Company would be irreparably damaged if any of the provisions of this
     Section 6.1 are not performed in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that Buyer and the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and shall have the right to seek to specifically enforce this Agreement and the terms and provisions thereof in addition to any other remedy to which Buyer or the Company may be entitled hereunder, at law or in equity.

          (d) Severability. It is the intent of the parties that each provision of this Section 6.1 of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement of any provision of this Agreement is sought. In furtherance of the foregoing, each provision of this Agreement shall be severable from each other provision, and any provision thereof which is unenforceable in any jurisdiction shall be subject to the following:

                    (i) if such provision is contrary to or conflicts with any requirement of any statute, rule or regulation in effect in such jurisdiction, then such requirement shall be incorporated into, or substituted for, such unenforceable provision to the minimum extent necessary to make such provision enforceable;

                    (ii) the court, agency or arbitrator considering the matter is hereby authorized to (or, if such court, agency or arbitrator is unwilling or fails to do so, then the parties shall) amend such provision to the minimum extent necessary to make such provision enforceable, and the parties hereby consent to the entry of an order so amending such provisions; and

                    (iii) if any such provision cannot be or is not reformed and made enforceable pursuant to subsection (i) or (ii) above, then such provision shall be ineffective in such jurisdiction to the minimum extent necessary to make the remainder of this Section 6.1 enforceable in such jurisdiction.

     6.2. Company Change of Name.

     Simultaneously with the Closing, the name of the Company shall be changed to eliminate "Anderson" and the use of the word "Anderson" or "ANCO" or any similar word or variation thereof by the Company following the Closing shall be limited to the rights and privileges granted in the License Agreement.

     6.3. Access to Records.

     Each party agrees that the other party shall be entitled, for any lawful purpose, including (a) preparing tax returns, and (b) preparing and auditing financial statements, after Closing, upon reasonable notice and during the regular business hours, to have reasonable access to and to make copies of the financial and tax business records, distribution records, customer records and employee records of the Company which are in the other party's custody or control. Seller shall retain or cause to be retained such records for a period of five years following the Closing, after which time Seller may destroy or otherwise dispose of such business records without Buyer's consent but with the notice set forth in the following sentence. Notwithstanding the foregoing, if Seller notifies Buyer in writing that it desires to dispose of such business records, Buyer shall have a period of sixty (60) days following its receipt of such notice to obtain possession thereof. If and to the extent Buyer does not elect to obtain such possession, Seller shall be entitled to dispose of such business records as described in such notice.

     6.4. Certain Buyer Obligations.

          (a) In the event a petition in bankruptcy is filed by or against any customer of the Company within the ninety (90) day period following the Closing Date, all returns of Product distributed prior to the Closing made by that customer after the filing of such petition shall be credited to the Account Receivable owed by such customer on the Closing Date, and Buyer shall cause the Company to assign to Seller, on a non-recourse basis, the unsatisfied portion of such Accounts Receivable, if any.

          (b) Buyer shall cause the Company to use the same diligence to collect the Accounts Receivable as Buyer and its Subsidiaries use to collect their own receivables. Promptly following the one year period following the Closing Date, Buyer shall cause the Company to assign to Seller, on a non-recourse basis, the portion of any Accounts Receivables which have not been fully collected as of the last day of the one year period following the Closing Date and as to which any Buyer Indemnified Person has made a claim pursuant to Section 5.2.

     6.5. 401(k) Profit Sharing Plan. Effective as of the Closing Date, Seller shall take, and shall have caused Anderson Services to take, all action necessary and appropriate to fully vest (notwithstanding the vesting status as of the date such employees ceased to be employees of Anderson Services) those employees of the Company immediately prior to the Closing who continue to be employed by the Company after the Closing who have account balances under the 401(k) Profit Sharing Plan maintained by Seller on the Closing Date or by Anderson Services prior thereto. As soon as practical after the Closing Date, Seller shall cause to be transferred from the trustee of Seller's 401(k) Profit Sharing Plan to the trustee of Buyer's 401(k) Plan, an amount, in cash or in kind (including participant loans which shall be transferred in kind), equal to the aggregate account balances of the continued employees under the Seller's 401(k) Profit Sharing Plan determined as of the date of transfer in accordance with the valuation methods of Seller's 401(k) Profit Sharing Plan, and Buyer shall establish account balances for each of such employees in the amount of the vested balance transferred. Buyer and Seller shall use their best efforts to ensure that any loan balances outstanding under Seller's 401(k) Profit Sharing Plan for any continued employees shall be transferred to Buyer's 401(k) Plan without acceleration or default.

     6.6. Facilities Leases. As promptly as practicable following the Closing, Seller shall and shall cause its Affiliates to take all commercially reasonable actions to assign all right, title and interest of the lessee under each of the real property leases identified on Schedule 6.6 (but only if and to the extent directed by Buyer) to the Company and obtain each of the landlord's consents to such assignment and, if required, to the sale of the Membership Units to Buyer. Buyer will be responsible for any payments required to be made to landlords in order to obtain any consents to such assignments

     6.7 Letter of Credit. No later than ten (10) business days following the Closing, Buyer shall arrange a substitute letter of credit having a face amount not in excess of $1.5 million to be issued to AIG as collateral security for the Applicable W/C Claims, which letter of credit will be renewed as necessary to secure the Applicable W/C Claims.

7. TAX COVENANTS

     7.1. Seller's Liability.

     Seller will be solely responsible for the following Taxes (collectively, the "PRE-CLOSING TAX LIABILITIES"): (i) all Taxes, including without limitation Income Taxes, imposed upon the Seller and/or the Company with respect to Pre-Closing Tax Periods and which are attributable to the operation of the Company, including without limitation income derived by the Company, on or prior to the Closing Date, and (ii) with respect to Straddle Periods (if any), all Taxes, including without limitation, Income Taxes, imposed upon the Company or the Seller which are allocable, pursuant to Section 7.3, to the portion of such taxable year or period ending on the Closing Date. Seller shall receive the benefit of all Tax losses, expenses, deductions and credits incurred by the Company with respect to Pre-Closing Tax Periods and, with respect to Straddle Periods (if any), the benefit of all Tax losses, expenses, deductions and credits incurred by the Company which are allocable, pursuant to Section 7.3, to the portion of such taxable year or period ending on the Closing Date.

     7.2. Buyer's Liability.

     Buyer will be solely responsible for any and all Taxes (collectively, the "POST-CLOSING TAX LIABILITIES") of, or payable by, the Company which do not constitute Pre-Closing Tax Liabilities, including without limitation, in the case of Income Taxes with respect to a Straddle Period, the portion of such taxable year or period commencing after the Closing Date as determined pursuant to Section 7.3. Buyer shall receive the benefit of all Tax losses, expenses, deductions and credits incurred by the Company to which Seller is not entitled pursuant to Section 7.1, including, in the case of all Tax losses, expenses, deductions and credits incurred by the Company with respect to a Straddle Period, the portion of such taxable year or period commencing after the Closing Date as determined pursuant to 7.3.

     7.3. Apportionment of Income Taxes.

     In order to apportion appropriately any Income Taxes relating to any taxable year or period that includes a Straddle Period, the parties will, to the extent permitted under applicable laws, elect with the relevant Tax authority or agency to treat for all purposes the date immediately preceding the Closing Date (the "PRE-CLOSING DATE") as the last day of the taxable year or period of the Company. In the case of any Straddle Period, the portion of any Income Taxes that is allocable to the portion of the Straddle Period ending on the Pre-Closing Date will be deemed equal to the amount which would be payable if the taxable year or period ended on the Pre-Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income during such period in a jurisdiction in which such tax rate depends upon the level of income, annualized income shall be taken into account, for an equitable sharing of such Income Taxes) and the books of the Company will be deemed to be closed as of the end of the day on the Pre-Closing Date.

     7.4. Preparation of Tax Returns.

     Seller will prepare and file (or cause to be prepared and filed) in a timely manner the Income Tax Returns required to be filed by the Company (after giving effect to any valid extensions of the due date for filing any such Income Tax Returns) for any Pre-Closing Tax Periods. Seller will timely pay (or cause to be timely paid) all Income Taxes shown as due and owing on all such Income Tax Returns.

     Buyer will prepare and file (or cause to be prepared and filed) in a timely manner the Income Tax Returns of the Company for any Straddle Period; provided, however, that Buyer shall submit such Income Tax Returns to Seller with a proposed allocation of the Income Taxes in which Seller is responsible pursuant to Section 7.1 with respect to such Straddle Period (the "SELLER STRADDLE PERIOD ALLOCATION"), for review and approval, at least 45 days prior to the filing date (after giving effect to any valid extensions). Buyer will be responsible to pay (or cause to be paid) all Income Taxes shown as due and owing by the Company on all such Income Tax Returns. Within 15 days after receipt of the Income Tax Returns relating to a Straddle Period, Seller shall deliver to Buyer written notice of any disagreement with respect to the Income Tax Returns or the calculation of the Seller Straddle Period Allocation. Buyer and Seller shall attempt to resolve any disputes with respect to such Income Tax Returns or calculations; provided that if they are unable to do so within 15 days after delivery of notice of the disagreement, such disputed items shall be submitted to the Atlanta, Georgia office of PricewaterhouseCoopers, LLP for final determination, which determination shall be binding upon Buyer and Seller. Seller shall pay to Buyer on or before the date which is the later of three business days before the due date of the final Income Tax Return for the Straddle Period (after giving effect to any valid extensions), or five days after the final determination by the Atlanta, Georgia office of PricewaterhouseCoopers, LLP the amount of the Income Tax liability for the Straddle Period that Seller is responsible for as determined in Section 7.1 and this Section 7.4. All Tax Returns shall be prepared in a manner consistent with the past practices of the Company and Seller, unless otherwise required by applicable law.

     7.5. Other Covenants.

     Neither Buyer nor any Affiliate thereof shall amend, refile or otherwise modify, or cause or permit the Company to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Pre-Closing Period or Straddle Period without the prior written consent of Seller. Seller shall be entitled to all refunds, if any, attributable to Taxes for any Pre-Closing Period and attributable to Income Taxes listed in Section 7.1, and Buyer shall deliver such refunds to Seller as promptly as possible upon receipt. Buyer shall, if Seller so requests and at Seller's expense, cause the Company to file for and use its reasonable best efforts to obtain and expedite any claim for (and any receipt of) refund to which Seller is entitled to under this Section 7.5.

     7.6. Contests.

     (a) Notice. Buyer will immediately notify Seller in writing of any proposed assessment or claim or the commencement of any audit or administrative or judicial or other Proceeding involving Taxes which, if determined adversely, could result in a liability to Seller under this Agreement or which could cause an adjustment in the Tax liability of Seller or its Affiliates. Seller will immediately notify Buyer in writing of any proposed assessment or claim or the commencement of any audit or administrative or judicial or other Proceeding involving Taxes which, if determined adversely, could affect the determination of Taxes to which the Company may be subject in or for Post-Closing Periods, but only to the extent that Seller is notified thereof. In each case, such notice shall contain factual information to the extent known describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability.

     (b) Pre-Closing Period Contests. In the case of an audit or administrative or judicial or other Proceeding that relates to any Pre-Closing Period, Seller will have the right at its own expense to control the conduct of such audit or Proceeding including settling or compromising the issue or matter. If Seller elects to direct such audit or Proceeding, Seller shall, within thirty (30) days of its becoming aware of any such audit or Proceeding, notify Buyer of Seller's intent to do so, and Buyer shall cooperate and shall cause the Company to fully cooperate, at Seller's expense, in each phase of the audit or Proceeding. If Seller elects not to direct such audit or Proceeding, Buyer or the Company, as applicable, may assume control of such audit or Proceeding (at Buyer's expense); provided, however, in such case, Buyer shall provide Seller with a timely and reasonably detailed account of each phase of the audit or Proceeding, and neither Buyer nor the Company may settle or compromise any asserted liability without the prior written consent of Seller. In any event, Seller may participate, at its own expense, in any audit or Proceeding related to any Pre-Closing Period, and Buyer may participate, at its own expense, in any audit or Proceeding related to any Taxes which could affect the determination of Taxes to which the Company may be subject in or for any Post-Closing Period.

     7.7. Cooperation.

     Seller and Buyer shall provide each other, at no charge, with such cooperation and information as either of them reasonably may request of the other (and Buyer shall cause the Company to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other Proceeding with respect to Taxes. Buyer and Seller shall preserve and cause to be preserved all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period.

     7.8. Payroll Tax.

     Buyer and Seller shall, to the extent that the Company is disregarded for such purposes (with respect to employees of the Company) and to the extent possible, treat Buyer as a "successor employer" and Seller as a "predecessor," within the meaning of IRC Sections 3121(a)(1) and 3306(b)(1), for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act. Buyer and Seller agree to take all reasonable actions so as to utilize the "Alternate Procedure" described in
Section 5 of Revenue Procedure 96-60 if applicable for wage reporting purposes. Each of Buyer and Seller shall cooperate in good faith to adopt similar procedures under applicable state, municipal, county, local, foreign or other laws.

     7.9. Termination of Tax Sharing Agreements.

     All Tax sharing agreements, arrangements, policies and guidelines, whether formal or informal, express or implied, oral or written, to which the Company or Seller is a party and all obligations of the Company thereunder shall be terminated with respect to the Company and applicable to all Post-Closing Periods, and on the Closing Date the Company shall have no further liability or obligations thereunder with respect to all Post-Closing Periods.

8. GENERAL PROVISIONS

     8.1. No Reliance on Other Information.

     Except for the representations and warranties contained in this Agreement, neither Seller nor any Representative or Affiliate or other Person acting for any of them makes any other representation or warranty, express or implied, with respect to the Company, its assets, liabilities, business, financial condition or prospects, the Membership Interests, any forecasts or projections provided to Buyer or the execution, delivery or performance by Seller of this Agreement or with respect to the Contemplated Transactions, and Seller hereby disclaims any such representation or warranty, whether oral or written, whether by Seller or any of its Representatives or Affiliates or any other Person. Buyer acknowledges that none of Seller or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company not included in this Agreement or the Disclosure Letter, and neither Seller nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer's use of, any such information (including, without limitation, any brochures, offering memoranda or other publications distributed in connection with the sale of the Membership Interests or in any presentation by the management of the Company and any estimates of anticipated performance of the Company).

     8.2. Expenses.

     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Seller will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement.

     8.3. Public Announcements.

     Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller mutually determine. Unless consented to by the other party in advance or required by Legal Requirements, prior to the Closing each Party shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions.

     8.4. Notices.

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received or refused by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     If to Seller:     Anderson News, LLC
                       6016 Brookvale Lane Suite 151
                       Knoxville, TN 37919
                       Attn: Frank Stockard
                       Fax: 865-583-3927

     with copies to:   Timothy K. Corley
                       Timothy K. Corley, P.C.
                       2815 Darby Drive
                       Florence, AL 35631
                       Fax: 256-760-0083

     If to Buyer:

                       Source Interlink Companies, Inc.
                       27500 Riverview Center Blvd.,
                       Suite 400
                       Bonita Springs, Florida 34134
                       Attention: General Counsel
                       Facsimile No.: 239 949-7689

     with a copy to:

                       Cohen & Grigsby, P.C.
                       11 Stanwix Street, 15th Floor
                       Pittsburgh, Pennsylvania 15222
                       Attention: Daniel L. Wessels, Esq.
                       Facsimile No.: 412 209-0672

     8.5. Jurisdiction; Service of Process.

     Any action or Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for District of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or Proceeding and waives any objection to venue laid therein. Process in any action or Proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     8.6. Further Assurances.

     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     8.7. Waiver.

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     8.8. Entire Agreement and Modification.

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     8.9. Disclosure Letter.

     In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter, the statements in the Disclosure Letter will control.

     8.10. Assignments, Successors and Third-Party Rights.

     Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer, provided that Buyer shall remain liable for all of its obligations pursuant to this Agreement notwithstanding any such assignment. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except as provided forth in the last sentence of this Section 8.10, (a) nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and (b) this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns. The Seller Indemnified Persons, the Company Indemnified Persons and the directors, officers, members, managers and Representatives of the Company and Seller, as appropriate, are intended, vested third party beneficiaries with respect to the rights arising under Section 5.4, and the Buyer Indemnified Persons are intended, vested third party beneficiaries with respect to the rights arising under Sections 5.2 and 5.3. Anything to the contrary herein notwithstanding, Seller hereby acknowledges and consents to any collateral assignment of Buyer's rights and interest under this Agreement and any Transaction Documents to Buyer's secured lenders.

     8.11. Severability.

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     8.12. Section Headings, Construction.

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. All references to the directors of the Company or Seller shall be deemed also to be references to the managers of the Company or Seller, as applicable.

     8.13. Time of Essence.

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     8.14. Governing Law.

     This Agreement will be governed by the laws of the State of Delaware, without regard to conflicts of laws principles.

     8.15. Counterparts.

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

9. RELEASE

     By execution and delivery of this Agreement, Seller for itself and on its behalf and its managers, members, agents, personal representatives, heirs and assigns (collectively, the "RELEASORS"), hereby irrevocably and unconditionally remises, releases and forever discharges the Company and its collective current and former managers, members, directors, officers, shareholders, employees, agents and representatives, together with their successors and heirs (collectively the "RELEASED PARTIES") of and from any and all past, present and future actions, causes of action, suits, debts, charges, complaints, claims, damages, losses, liabilities, obligations, promises, agreements, damages and expenses of any nature whatsoever, in law or in equity, whether known or unknown, actual or potential, arising out of or relating to the activities engaged in by any of the Released Parties prior to the date of this Agreement directly or indirectly relating to the Company's business, operations or management prior to the Closing, except for (a) the Intercompany Debt, (b) any obligations contained in this Agreement or any of the Transaction Documents, (c) any obligations to any Releasor on account of claims made by any third parties, including, without limitation, any claims by any Releasor for indemnification therefor, (d) any claims under any insurance policy or policies maintained or required to be maintained for the benefit of any Releasor by the Company, including, without limitation, medical, dental, life, accidental death and dismemberment, disability, business travel, general liability, directors and officers, errors and omissions or malpractice insurance, (e) the Company's obligations to pay or provide to any Releasor any accrued but unpaid compensation or any unpaid reimbursements of business expenses incurred by any Releasor, or (f) any obligations owed to any Releasor or on behalf of any Releasor under any employee benefit plan or program maintained by the Company.

10. CONFIDENTIALITY

          (a) As used in this Section the "CONFIDENTIAL INFORMATION" of the Company means all information concerning or related to the business, operations, financial condition or prospects of the Company, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and specifically includes (i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of the Company in each case whether present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of the Company,
(iii) all financial statements, audit reports, budgets and business plans or forecasts of the Company and (iv) the Transaction Documents and the transactions contemplated thereby; provided, that the Confidential Information of the Company does not include (A) information which is or becomes generally known to the public through no act or omission of Seller and (B) information which has been or hereafter is lawfully obtained by Seller from a source other than the Company (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the Company or any of its Affiliates at the time such Confidential Information was or is disclosed to Seller. From and after the Closing Date, all Confidential Information of the Company or the Assets will be deemed to be Confidential Information of Buyer, and Seller will have no further rights with respect thereto.

Exhibit 2.4

                    SIGNATURE PAGE TO UNIT PURCHASE AGREEMENT

          (b) Except as otherwise permitted by subsection (c) below, Seller agrees that it will not, without the prior written consent of Buyer, disclose or use for its own benefit any Confidential Information of the Company.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                        BUYER

                                        SOURCE INTERLINK COMPANIES, INC


                                        By: /s/ S. Leslie Flegel
                                            ------------------------------------
                                        Name: S. Leslie Flegel
                                        Title: Chairman & CEO


                                        SELLER

                                        ANDERSON NEWS, LLC


                                        By: /s/ John W. Campbell
                                            ------------------------------------
                                        Name: John W. Campbell
                                        Title: Sr. VP Finance